Independent Auditors’ Report

To the Board of Directors and Shareholder of

Emerald Oil, Inc.

Denver, Colorado

We have audited the accompanying consolidated balance sheets of Emerald Oil, Inc. (the “Company”) as of June 30, 2011 and 2012 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from inception (April 13, 2011) through June 30, 2011 and for the year ended June 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emerald Oil, Inc. at June 30, 2011 and 2012, and the results of its operations and its cash flows for the period from inception (April 13, 2011) through June 30, 2011 and for the year ended June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas

August 3, 2012

1

Emerald Oil Inc.

Consolidated Balance Sheets

	June 30, 2011	June 30, 2012
Assets
Current Assets
Cash	$499,985	$62,455
Trade receivables, net	14,472	61,467
Deferred financing costs, net	-	1,638,324
Other current assets	2,250	127,911
Total current assets	516,707	1,890,157

Property and Equipment
Oil and natural gas properties, at cost, using the full cost method of accounting:
Unproven oil and natural gas properties	17,733,155	34,963,129
Proved oil and natural gas properties	-	6,329,601
Other property and equipment	-	39,856
Less accumulated depreciation, depletion, amortization	-	(24,139)
Total property and equipment	17,733,155	41,308,447

Investment in equity method investee	106,834	75,331

Total Assets	$18,356,696	$43,273,935

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$597,686	$1,026,887
Accrued expenses	505,045	690,172
Short term note payable	-	15,800,000
Total current liabilities	1,102,731	17,517,059

Long Term Liabilities
Related party payable	-	2,425,822
Accrued interest on related party payable	-	121,928
Asset retirement obligations	58,780	114,697
Total liabilities	1,161,511	20,179,506

Commitments and Contingencies (Note 9)

Stockholder’s Equity
Common Stock - $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	1	1
Additional paid-in capital	17,437,524	26,662,283
Accumulated deficit	(242,340)	(3,567,855)
Total Stockholder’s Equity	17,195,185	23,094,429

Total Liabilities and Stockholder's Equity	$18,356,696	$43,273,935

The accompanying notes form an integral part of these consolidated financial statements

2

Emerald Oil Inc.

Consolidated Statements of Operations

	Period from Inception
	(April 13, 2011) to June 30, 2011	Year ended June 30, 2012
Revenues
Oil sales	$-	$50,361
Natural gas sales	29,429	126,078
	29,429	176,439

Operating Expenses
Oil and natural gas production	(153,537)	(1,107,549)
Depletion, depreciation, amortization and accretion	-	(33,184)
General and administrative	(112,981)	(1,930,095)
Total expenses	(266,518)	(3,070,828)

Loss From Operations	(237,089)	(2,894,389)

Other Income (Expense)
Interest expense	-	(123,430)
Foreign exchange gain	-	12,854
Loss from equity method investment	(5,251)	(318,300)
Other expense	-	(2,250)
Total other expense	(5,251)	(431,126)

Net Loss	$(242,340)	$(3,325,515)

The accompanying notes form an integral part of these consolidated financial statements

3

Emerald Oil Inc.

Consolidated Statements of Cash Flows

	Period from Inception (April 13, 2010) to June 30, 2011	Year ended June 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(242,340)	$(3,325,515)
Adjustments to reconcile net loss to net cash used for operating activities:
Loss from equity method investment	5,251	318,300
Unrealized foreign exchange gain	-	(12,854)

Allowance for doubtful accounts	-	2,250
Depletion, depreciation, amortization and accretion	-	33,184
Changes in assets and liabilities:
Increase trade receivables	(14,472)	(46,995)
Increase other current assets	(2,250)	(127,911)
Increase in accounts payable and accrued expenses	265,881	998,837
Increase in accrued interest	-	121,928
Net cash provided by (used for) operating activities	12,070	(2,038,776)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in equity method investment	(12,085)	(286,797)
Investment in other property and equipment	-	(39,856)
Investment in oil and natural gas properties	-	(22,847,024)
Net cash used for investing activities	(12,085)	(23,173,677)

4

Emerald Oil Inc.

Consolidated Statements of Cash Flows

	Period from Inception (April 13, 2010) to June 30, 2011	Year ended June 30 2012

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	-	15,800,000
Payment of debt issuance costs	-	(848,078)
Proceeds from related party note payable	-	1,468,229
Capital contributions from parent	500,000	8,354,772
Net cash provided by financing activities	500,000	24,774,923

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	499,985	(437,530)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-	499,985
CASH AND CASH EQUIVALENTS - END OF PERIOD	$499,985	$62,455

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Asset retirement obligations	$58,780	$46,872
Contributed assets by parent	$16,693,125	$-
Payables funded by parent	$210,830	$441,982
Salaries paid by parent capitalized in oil and natural gas properties	$26,924	$-
Oil and natural gas properties included in accounts
payable and accrued capital and expenses	$1,047,682	$1,106,657
Payment of debt issuance costs with parent common stock recorded as capital contribution	$-	$416,950
Payment of debt issuance costs with parent common stock increasing related party payable	$-	$968,945
Capitalized interest to oil and natural gas properties	$-	$1,006,704

The accompanying notes form an integral part of these consolidated financial statements

5

Emerald Oil Inc. Consolidated Statements of Stockholder’s equity

	Common Stock		Additional Paid-In	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount	Capital
Balance at April 13, 2011 (date of inception)	100	$1	$-	$-	$1
Net loss	-	-	-	(242,340)	(242,340)
Capital contribution from parent	-	-	17,437,524	-	17,437,524
Total equity at June 30, 2011	100	1	17,437,524	(242,340)	17,195,185

Net loss	-	-	-	(3,325,515)	(3,325,515)
Capital contribution from parent	-	-	9,224,759	-	9,224,759
Balance at June 30, 2012	100	$1	$26,662,283	$(3,567,855)	$23,094,429

The accompanying notes form an integral part of these consolidated financial statements

6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

NOTE 1 – BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Business Overview

Emerald Oil Inc. and its wholly owned subsidiaries Emerald GRB LLC and Emerald WB LLC (collectively, the “Company”) is an oil and natural gas exploration company, formed on April 13, 2011,currently focused on the acquisition and development of unconventional oil and natural gas resources, particularly shale oil, in the Williston Basin of North Dakota targeting the Bakken and Three Forks formations and in the Sand Wash Basin area of the Greater Green River Basin of Colorado and Wyoming targeting the Niobrara formations. As of June 30, 2012, the Company has acreage in Dunn County North Dakota targeting the Williston Basin and acreage in Moffat and Routt Counties, Colorado and Carbon County, Wyoming defined as the Green River Basin. The leasehold interests in the Green River Basin cover two main areas: the Focus Ranch Unit, a federal oil and gas exploratory unit in Routt County, Colorado; and an area extending to the northwest known as the Fly Creek Prospect, in Moffat County, Colorado and Carbon County, Wyoming. The Company is wholly owned by its parent corporation, Emerald Oil and Gas NL (Emerald NL), a publically traded company on the Australian stock exchange.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Emerald Oil Inc. and its wholly owned subsidiaries Emerald GRB LLC and Emerald WB LLC. All significant intercompany balances and transactions have been eliminated on consolidation. The financial statements included herein were prepared from the records of the Company in accordance with accounting principles generally accepted in the United States (“GAAP”).

Liquidity

At June 30, 2012 the Company’s current liabilities of approximately $17.5 million exceeded current assets of $1.9 million resulting in a working capital deficit of $15.6 million. Current liabilities as of June 30, 2012 consisted of a short term note payable of $15.8 million and accrued capital and other liabilities of $1.7 million.

The Company has incurred losses of $3.6 million for the period from the date of inception (April 13, 2011) to June 30, 2012. Since its inception, the Company has been funded primarily by its parent. As discussed in Note 11, the Company was acquired by Voyager Oil & Gas Inc. subsequent to June 30, 2012. Voyager has pledged continued support to the Company going forward. Based on Voyager’s financial position at June 30, 2012 and as a result of the payments due on its current liabilities and outstanding promissory notes that mature in 2012, as well as the Company’s obligations, Voyager expects to have significant cash requirements in the next twelve months. Voyager will need and intends to secure financing or equity through the capital markets, or otherwise, in order to fund future operations and satisfy its obligations. There is no guarantee that any such required financing or equity will be available on terms satisfactory to Voyager or available at all.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of assumptions, judgments and estimates include (1) oil and natural gas reserves (2) depletion (3) fair value assessments; (4) impairment considerations and (5) commitment and contingencies.

7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

Although management believes these estimates are reasonable, actual results could differ from these estimates. The Company evaluates its estimates on an on-going basis and bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances.

Revenue Recognition and Gas Balancing

The Company derives its revenue from the sale of oil and natural gas. The Company reports revenue gross for the amounts received before taking into account production taxes and transportation costs which are reported as separate expenses and included in oil and natural gas production expenses on the Consolidated Statement of Operations. Revenue is recorded in the month production is delivered to the purchaser at which time title changes hands. Payment is generally received between 30 and 90 days after the date of production.

The Company estimates the amount of production delivered to purchasers and the prices it will receive. The Company uses its knowledge of its properties; their historical performance; the anticipated effect of weather conditions during the month of production; and local spot market prices; and other factors as the basis for these estimates. Variances between estimates and the actual amounts received are recorded when payment is received.

The Company uses the sales method of accounting for the balancing of natural gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation. As of June 30, 2012, the Company's natural gas production was in balance, i.e., its cumulative portion of natural gas production taken and sold from wells in which the Company has an interest equaled the Company's entitled interest in natural gas production from those wells.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments that are readily convertible into cash and have original maturities of three months or less.

Accounts Receivable

The Company records estimated oil and natural gas revenues receivable from third parties at its net revenue interest. Management periodically reviews accounts receivable amounts for collectability and records its allowance for uncollectible receivables under the specific identification method. The Company did not record any allowance for uncollectible receivables as of June 30, 2011 and recorded a $2,250 allowance as of June 30, 2012.

Concentration of Credit Risk

Substantially all of the Company’s receivables are within the oil and natural gas industry, primarily from purchasers of oil and natural gas.

These receivables are due from many companies with collectability being dependent upon the financial wherewithal of each individual company as well as the general economic conditions of the industry. The receivables are not collateralized. To date we have had minimal bad debts.

8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

Fair Value of Financial Instruments

The Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short term note payable are carried at amounts which approximate fair value due to the short-term maturity of these instruments or interest rates that approximate current market rates.

Oil and Natural Gas Properties

The Company follows the full cost method of accounting for oil and natural gas operations whereby all costs related to the exploration and development of oil and natural gas properties are initially capitalized. Such costs include land acquisition costs, geological and geophysical expenditures, borrowing costs directly related to acquisitions, carrying charges on non-producing properties, drilling costs and overhead charges directly related to acquisition, exploration and development activities.

9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to those costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single cost center. Through June 30, 2012, the Company had no property sales.

Capitalized costs, less estimated salvage value, are depleted using the units-of-production method whereby historical costs, including future development costs, are amortized over the total estimated proved reserves. Costs of acquiring and evaluating unproved properties and major development projects are initially excluded from the depletion and depreciation calculation until it is determined whether or not proved reserves can be assigned to such properties. Costs of unproved properties and major development projects are transferred to depletable costs as the associated production produces additional reserves. The properties are reviewed periodically for impairment.

When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

Estimated reserve quantities and future cash flows are used in the periodic calculations of depletion, depreciation and impairment of the Company’s proved properties. Estimating accumulations of oil and natural gas is complex and is not exact because of the numerous uncertainties inherent in this process. Depletion is calculated using proved reserves based on a twelve month arithmetic average of the oil and natural gas prices in effect on the first of each month.

Under the full cost method of accounting, capitalized oil and natural gas property costs, less accumulated depletion and net of related deferred income taxes, if any, may not exceed an amount referred to as the “ceiling.” The ceiling is the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves plus the lower of cost or fair market value of unproved properties. The present value of estimated future net revenues is computed by pricing estimated future production of proved reserves at current product prices based on a twelve month arithmetic average of the oil and natural gas prices in effect on the first of each month, and then deducting future expenditures estimated to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. If the amount of capitalized costs exceeds the ceiling, a write-down of the capitalized costs is required. Once a write-down has been recorded, it may not be reversed in a subsequent year. From inception (April 13, 2011) to June 30, 2011 and for the year ended June 30, 2012, no impairment was recorded.

Unproved Oil and Natural Gas Properties

Unproved property costs not subject to amortization consist primarily of leasehold costs related to unproved areas. Costs are transferred into the amortization base on an ongoing basis as the properties are evaluated and proved reserves are established or impairment is determined. Interest costs related to significant unproved properties that are currently undergoing the activities necessary to get them ready for their intended use are capitalized to oil and natural gas properties.

The Company’s unproved properties are evaluated periodically for the potential impairment. From inception (April 13, 2011) to June 30, 2011 and for the year ended June 30, 2012, no impairment was recorded.

10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

The costs will then become subject to depletion and the ceiling test calculation in future periods. At June 30, 2012, the Company had 3 wells in progress in the Green River Basin which is in both Routt and Moffit Counties of Colorado and Carbon County of Wyoming and one well in progress in Dunn County Wyoming, none of which were classified as such more than one year.

Property and Equipment

Other property and equipment is recorded at cost. Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized. Maintenance and repair costs are expensed when incurred. Depreciation is recorded using the straight-line method over the estimated useful live (typically three to five years). When other property and equipment is sold or retired, the capitalized costs and related accumulated depreciation are removed from the financial statements.

Capitalized Interest

The Company capitalizes interest costs on expenditures made in connection with exploration and development projects that are not subject to current depreciation, depletion or amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. During the period from inception (April 13, 2011) ended June 30, 2011 and for the year ended June 30, 2012, the Company capitalized zero and $1,006,704, respectively, of interest to oil and natural gas properties.

Deferred Financing Costs

Deferred financing costs include legal, transaction and other fees incurred in connection with the Company’s short term note payable. Deferred financing costs also include consideration given to the lender to extend the maturity date of related borrowings. Deferred financing costs are amortized straight-line over the remaining term of the note as a component of interest expense.

Equity Method Investment

The Company’s investment in Slater Dome Gathering LLLP (“SDG, LLLP”) is recorded using the equity method. The Company’s 45% ownership interest gives it significant influence, but not control, over SDG, LLLP. Under the equity method, on initial recognition the investment is recognized at cost and the carrying amount is increased or decreased to recognize the Company’s share of the profit or loss after the date of acquisition.

The carrying amount of the Company’s investment in SDG, LLLP is assessed periodically for impairment. The Company evaluates the fair value of SDG, LLLP by discounting projected future net cash flows as compared to the investment on the Company’s balance sheet. Any impairment losses are recognized in the Consolidated Statement of Operations in the period to which they relate. For the periods ended June 30, 2011 and June 30, 2012, no impairment was recorded.

Impairment of Long-Lived Assets

Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition.

11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

An impairment loss is recognized when the carrying value of a long-lived asset is not recoverable and exceeds its fair value. No such impairments were identified for the periods ended June 30, 2011 and June 30, 2012.

Asset Retirement Obligation

The Company recognizes estimated liabilities for future costs associated with the abandonment of its oil and natural gas properties. A liability for the fair value of an asset retirement obligation and corresponding increase to the carrying value of the related long-lived asset are recorded at the time the Company makes the decision to complete the well or a well is acquired. For additional discussion on asset retirement obligations, please refer to Note 8 – Asset Retirement Obligations.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. Tax positions meeting the more-likely-than-not recognition threshold are measured pursuant to the guidance set forth in ASC 740. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

NOTE 2 - OIL AND NATURAL GAS PROPERTIES

The Company’s oil and natural gas properties are located entirely within the United States of America. The net capitalized costs relating to the Company’s oil and natural gas producing activities were as follows:

	June 30, 2011	June 30, 2012

Proved oil and natural gas properties	$-	$6,329,601
Unproved oil and natural gas properties	17,733,155	34,963,129
Total capitalized costs before depreciation, depletion, amortization	17,733,155	41,292,730
Depreciation, depletion, amortization	-	(21,110)
Total oil and natural gas properties, net	$17,733,155	$41,271,620

Unproved oil and natural gas properties represent unevaluated costs the Company excludes from the amortization base until proved reserves are established or impairment is determined. The Company estimates that these costs will be evaluated within 3 to 5 years.

NOTE 3 – SHORT TERM NOTE PAYABLE

Emerald Oil Inc. and its wholly owned subsidiaries are parties to a credit agreement with Hartz Energy Capital LLC, which was entered into on February 21, 2012. The initial agreement included maximum credit available of $15 million with a maturity date of August 21, 2012. The agreement was amended on June 7, 2012 to increase the maximum credit available from $15 million to $20 million and the maturity date was extended to November 21, 2012 from August 21, 2012. Borrowings under the credit agreement are secured by all of the assets of the Company.

12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

Interest on the credit agreement is in the form of an overriding royalty interest in and to all of the oil, gas and other liquid hydrocarbons produced and saved from certain of the Company’s oil and natural gas properties, free of any and all expenses of development, production, transportation, marketing and any other related or similar expenses. The initial credit agreement included a 2.15% overriding royalty interest on the Company’s properties in the Williston Basin of North Dakota. In accordance with the amended credit agreement, interest on the credit agreement was expanded to include a 0.9% overriding royalty interest in and to all of the oil, gas and other liquid hydrocarbons produced and saved from the Company’s properties in the Green River Basin of Colorado and Wyoming. The total value of the overriding royalty interests is estimated to be $400,000 based on the fair value of the underlying acres of the Company’s properties currently owned. The value of the overriding royal interest, which is included in deferred financing costs in the consolidated balance sheet, is being amortized straight-line over the remaining term of the note as a component of interest expense.

The credit agreement contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt covenants; (ii) limitations on dividends, distributions, redemptions and restricted payments covenants; (iii) limitations on investments, loans and advances covenants; and (iv) limitations on the sale of property, mergers, consolidations and other similar transactions covenants. The Company is in full compliance with the credit agreement as of June 30, 2012.

In consideration for amending the note, the Company’s parent, Emerald NL is required to issue a number of shares of its stock, as defined in the agreement. The Company has valued this consideration at the date of amendment as $1,096,950 based on Emerald NL’s stock price on that date. The consideration is carried as deferred financing costs and is amortized on a straight-line basis over the remaining term of the loan. Approximately, $969,000 of the consideration is to be repaid to Emerald NL under the terms to the related party note discussed in Note 5. The remaining amount was recorded as a capital contribution by Emerald NL to the Company.

NOTE 4 - ACQUISITIONS

May 2, 2011 Acquisition

On May 2, 2011, Emerald Oil and Gas NL acquired all of the Green River Basin assets owned by New Frontier Energy, Inc. (“New Frontier”), a publicly traded U.S. corporation, located in Moffat and Routt Counties, Colorado and Carbon County, Wyoming for $16.7 million. The assets were contributed to the Company. These assets included leasehold interests located in the Green River Basin covering in excess of 15,000 net mineral acres, certain existing oil and natural gas wells which are part of an area of mutual interest agreement (“Green River Basin AMI”) and are governed by a participation agreement (“New Frontier-Entek Participation Agreement”), and all of the outstanding general partnership interests and approximately 69% of the outstanding limited partnership interests in SDG, LLLP. The primary asset of SDG, LLLP is a 6-inch diameter natural gas gathering pipeline extending approximately 18.5 miles in length from our natural gas production facilities located in Moffat County, Colorado, to a Questar pipeline connection located near the town of Baggs in Carbon County, Wyoming. Following our acquisition of the New Frontier assets in the Green River Basin, we entered into a cross assignment with Entek Energy Ltd. (“Entek”), whereby each party cross assigned to the other all of its leasehold interests in the Green River Basin AMI, so that the collective leasehold interest of Emerald in the Green River Basin AMI is 45%. By separate assignment, the Company also assigned 55% of our general and limited partnership interests in SDG LLLP to Entek. The Green River Basin AMI and Participation Agreement provide for mutual development of a defined area in the Green River Basin between the Company and Entek.

13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

The following tables summarize the purchase price and allocation of the relative fair value of the assets acquired:

Purchase Price	May 2, 2011
Consideration Given
Cash	$10,000,000
Stock (125,000,000 shares in Emerald Oil & Gas NL)	6,693,125
Total consideration	$16,693,125

Allocation of Purchase Price
Unproved oil and natural gas properties	$16,593,125
Investment in SDG, LLLP	100,000
Total net assets acquired	$16,693,125

February 21, 2012 Acquisition

On February 21, 2012, Emerald WB, LLC acquired a package of oil and natural gas leases covering 10,556 net mineral acres in the Williston Basin located in Dunn County, North Dakota from North Plains Energy for a cash purchase price of $11,850,000. The following table summarizes allocation of the relative fair value of the assets acquired:

Allocation of Purchase Price
Proved oil and natural gas properties	$500,000
Unproved oil and natural gas properties	11,350,000
Total oil and gas properties acquired	$11,850,000

NOTE 5 – RELATED PARTY TRANSACTIONS

On May 2, 2011, the Company entered into a revolving loan agreement with Emerald Oil and Gas NL, the Company’s single shareholder, providing borrowings up to $2.5 million Australian. As of June 30, 2011 and June 30, 2012, zero and $2.55 million including accrued interest ($2.5 million Australian) had been drawn under the loan.

On July 9, 2012 the related party loan agreement was amended to allow the Company to enter into a merger transaction with a specific U.S. publically traded company without triggering immediate repayment. The loan bears interest at 8%, and is repayable upon completion of a public offering by the specific U.S. publically traded company or by May 2, 2017. Interest accrues but is not payable until January 1, 2014. From and after January 1, 2014, a monthly payment of $50,000 Australian is to be applied to accrued interest and principal until maturity.

The credit agreement contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt covenants; (ii) limitations on the sale of property, mergers, consolidations and other similar transactions covenants. The Company is in full compliance with the credit agreement as of June 30, 2012.

14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

Emerald NL allocated certain general and administrative expenses including officers’ salaries to the Company. These allocated costs totaled $26,924 and $266,525 for the period June 30, 2011 and June 30, 2012 respectively.

NOTE 6- STOCKHOLDER’S EQUITY

Common Stock

On April 13, 2011 the Company issued for cash 100 shares of common stock for total gross proceeds of $1. During the years ended June 30, 2011 and June 30, 2012, Emerald NL contributed an additional $17.4 million and $9.2 million of equity respectively to the Company. The capital contributions were directed towards the acquisition assets of the Company and covered the cost of development and operations.

NOTE 7- ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation primarily represent the estimated present value of the amounts expected to be incurred to plug, abandon and remediate producing and shut-in wells at the end of their productive lives in accordance with applicable state and federal laws. The Company determines the estimated fair value of its asset retirement obligations by calculating the present value of estimated cash flows related to plugging and abandonment liabilities. The significant inputs used to calculate such liabilities include estimates of costs to be incurred; the Company’s credit adjusted discount rates, inflation rates and estimated dates of abandonment. The asset retirement liability is accreted to its present value each period and the capitalized asst retirement cost is depreciated over the estimated life of the producing property.

The following table summarizes the activities of the Company’s asset retirement obligation for the periods ended June 30, 2011 and June 30, 2012:

	June 30, 2011	June 30, 2012
Balance at the beginning of period	$-	$58,780
Liabilities incurred	58,780	46,872
Accretion expense	-	9,045
Balance at the end of period	$58,780	$114,697

15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

NOTE 8 - INCOME TAXES

Due to losses from operations, a full valuation allowance has been recorded resulting in zero income tax (benefit) in the consolidated statement of operations.

A reconciliation of the statutory federal income tax expense to the income tax expense at June 30, 2011 and 2012 is as follows:

	June 30, 2011	June 30, 2012
Income tax expense at the federal statutory rate	$(82,396)	$(1,131,675)
State income taxes - net of federal income tax benefits	(4,743)	(62,114)
Nondeductible transaction costs	-	51,687
Change in valuation allowance	87,139	1,141,102

Total income tax expense (benefit)	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented below:

	June 30, 2011	June 30, 2012
Deferred tax assets:
Equity method investment	$1,888	$116,340
Net operating loss carryforwards	217,434	4,292,403
Total deferred tax assets	219,322	4,408,743

Deferred tax liabilities:
Oil and gas properties	132,183	3,175,881
Other liabilities	-	4,621
Total deferred tax liabilities	132,183	3,180,502

Valuation allowance	(87,139)	(1,228,241)

Net deferred tax asset (liability)	$-	$-

The Company has U.S. Federal and state net operating loss carryovers (“NOL's”) of approximately $604,000 and $11,333,111 as of June 30, 2011 and 2012, respectively. These NOL's begin to expire in 2031. Valuation allowances of $87,139 and $1,228,241 have been established to offset the company's net deferred tax assets as of June 30, 2011 and 2012, respectively, as it is not more likely than not that such assets will be realized.

As of June 30, 2012, the Company has no uncertain positions.

The Company is subject to taxation in the following material jurisdictions: U.S., Colorado, North Dakota and Wyoming. All tax years remain open for potential examination by the Internal Revenue Service and state taxation authorities through 2015.

16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Slaterdome Litigation

Slaterdome Gas, Inc. (“Slaterdome”), has asserted a claim to ownership of an undivided 33.33% of certain leases in the Green River Basis defined as the Fly Creek Prospect. Slaterdome’s claim is part of ongoing litigation proceedings involving Entek and the Company. If Slaterdome prevails in this litigation the Emerald’s ownership interest in the Fly Creek Prospect could be reduced by approximately 3,000 net mineral acres to approximately 11,000 net mineral acres. Emerald and Entek are aggressively pursuing the Slaterdome Litigation to bring title certainty to its ownership in the Fly Creek Prospect. Emerald believes that the Slaterdome counter-claim has serious weaknesses and it is aggressively pursuing the Slaterdome Litigation. A trial date has been set in this matter for August 27, 2012. Based on the current status, the Company does not expect the litigation to have a material adverse effect on its financial condition, results of operations or cash flows.

Focus Ranch – Administrative Proceeding Termination of the Federal Unit

The Focus Ranch Unit is part of the Green River Basin acreage owned by the Company and Entek under the Green River Basin AMI. In February 2006, Clayton Williams Energy, Inc, the then Operator of the Focus Ranch Unit, applied to the Bureau of Land Management (“BLM”) for an expansion of the Unit, which was approved in May 2006. Three Forks Ranch, Inc. (“Three Forks”), a surface and mineral owner of lands within the Focus Ranch Unit, requested State Director Review of the approval. In its request, Three Forks objected to the expansion of the Focus Ranch Unit and argued that the Focus Ranch Unit had terminated in 2004. BLM dismissed Three Forks claims as untimely. Three Forks appealed the decision to the Interior Board of Land Appeals (an administrative appeals body within the Department of the Interior) which reversed the BLM decision and remanded back to BLM to consider Three Fork’s request for review. On February 24, 2012, the BLM affirmed the expansion decision and dismissed Three Forks’ argument concerning the term of the Focus Ranch Unit on standing grounds. On March 22, 2012, Three Forks filed a notice of appeal from the February 24, 2012 decision. If Three Forks ultimately prevails on its appeal, then it is possible that the Focus Ranch Unit would terminate and, absent lease operations, approximately 35,000 acres of leases in the Focus Ranch Unit would terminate. The Company owns approximately 45% of the leases in the Focus Ranch Unit, approximating 15,750 acres. This represents approximately a third of the Company’s lease holding in the Green River Basin. The Company did not record a liability for this matter because it believes it is unlikely that the lawsuit will be successful given the favorable court rulings.

Participating Area Proceeding. On February 9, 2011, the Chief, Branch of Fluid Minerals for the Colorado State Office of the BLM approved the Initial Niobrara Frontier Participating Area “A” for the Focus Ranch Unit. Three Forks Ranch, Inc. and Stull Ranches, LLC (collectively, the “Ranches”) sought BLM State Director Review of the approval on grounds that the Unit had terminated in 2004. The BLM Deputy State Director concluded in a letter dated June 24, 2011 that the Ranches did not have standing to seek State Director Review of the participating area approval letter. The Ranches have appealed BLM’s June 24, 2011 letter to the Interior Board of Land Appeals. At this time, the IBLA has not issued a decision on the standing issue. If the Ranches prevail on the standing issue, then they could pursue the merits of their unit termination claim. As with the Unit Expansion Proceeding, if the Ranches prevail on any State Director Review (or subsequent appeal), then it is possible that the Focus Ranch Unit would terminate and, absent lease operations, many of the leases in the Unit would also terminate.

This ongoing lawsuit has yet to conclude despite the favorable rulings the Company has received from the BLM. No liability has been recorded as the Company believes and adverse outcome is unlikely.

17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

Focus Ranch – Administrative Proceeding Surface Access

Entek as operator of the Green River Basin AMI of which the Company owns approximately 45% and its predecessors have been engaged in a dispute with a landowner regarding surface access to lands in the Focus Ranch Unit, a subset of leases in the Green River Basin AMI. In June 2011, Entek filed an action in Colorado state court seeking to clarify its right to surface access to five wells in the Focus Ranch Unit. The landowner removed the action to Colorado federal district court (Entek GRB, LLC v. Stull Ranches, LLC, 11-cv-01557 (D. Colo.)). Entek filed a first amended complaint in Colorado federal district court on October 7, 2011 to clarify that it is seeking a judicial declaration as to all of its access rights to surface owned by Stull Ranches, not just access with respect to sites enumerated in its original complaint on October 21, 2011. Stull Ranches filed a motion to dismiss Entek’s amended complaint.

The federal court hearing was on August 1, 2012, and the Company is awaiting judgment. The Company has been advised that Entek believes that its claims should prevail. However, if it is unsuccessful in the action, it would still be able to access its leaseholds, but the access would be more expensive and could take longer to complete.

ORRI Claim Third Party

In March 2009 New Frontier received a demand letter from counsel representing a third party. According to the demand letter, the third party claims an overriding royalty interest on a number of the oil and natural gas leases in the Fly Creek Prospect and the Focus Ranch Unit, including any extension or renewal lease in the event the original leases have expired. Since Emerald’s acquisition of our Green River Basin assets, we have not had any discussions with the third party regarding this matter.

The Company is currently not aware of any other legal proceedings or potential claims that it believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

Leases

On April 1, 2012, the Company entered into an office lease in Denver, Colorado. The monthly cost of the lease is $4,155 and terminates on August 31, 2013.

NOTE 10 – FAIR VALUE

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. Instruments in this category include non-exchange traded derivatives such as over-the-counter commodity price swaps and interest rate swaps as well as long-term incentive plan liabilities calculated using the Black-Scholes model to estimate the fair value as of the measurement date.

18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity).

Nonfinancial assets and liabilities measured at fair value on a non-recurring basis include assets and liabilities as may be acquired in a asset acquisition; impaired oil and natural gas property valuations; parent company stock issued; and the initial recognition of asset retirement obligations, for which fair value is used. Fair value of parent company stock issued is Level 1. All other estimates are derived from historical costs as well as management’s expectation of future cost environments. As there is no corroborating market activity to support the assumptions used, the Company has designated these measurements as Level 3.

Description	Significant Unobservable Inputs (Level 3)
Acquisitions to June 30, 2011 (*)	$16,693,125
Acquisitions Period End June 30, 2012 (*)	$11,850,000

* During the fiscal year ended June 30, 2011, the Company acquired oil and natural gas properties with a fair value of $16.6 million and an interest in a partnership that operates a gas pipeline with a fair value of $100,000 in the Green River Basin. During the year ended June 30, 2012, Emerald acquired oil and natural gas properties with a fair value of $11.85 million in Dunn County North Dakota.

Properties acquired are recorded at fair value, which correlates to the discounted future net cash flow. The inputs used by management for the fair value measurements of these acquired oil and natural gas properties include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3 for these types of assets.

NOTE 11- SUBSEQUENT EVENTS

Management of the Company evaluated subsequent events through August 3, 2012, which is the date the financial statements were available to be issued.

Acquisition of the Company

On July 9, 2012, Emerald NL entered into a stock purchase agreement with Voyager Oil & Gas Inc. (“Voyager”) to sell the Company. The transaction closed on July 26, 2012 at which point the Company became a wholly owned subsidiary of Voyager.

19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

NOTE 12 – INFORMATION REGARDING PROVED OIL AND NATURAL GAS RESERVES (UNAUDITED)

There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserves estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered.

Information with respect to the Company’s crude oil and natural gas producing activities is presented in the following tables. Reserve quantities, as well as certain information regarding future production and discounted cash flows, were determined by the Company’s engineer.

The following tables present the Company’s estimates of its proved oil and natural gas reserves. The Company emphasizes that reserves are approximations and are expected to change as additional information becomes available.

	Gas	Oil	Total
	(MMcf)	(MBbl)	(MMcfe)

Estimated Proved Reserves: Balance at June 30, 2011	-	-	-

Revisions of quantity estimate
Extensions and discoveries	1,471	2,642	17,323
Purchase of properties	9	26	165
Sale of properties
Production	(1)	(1)	(7)

Estimated Proved Reserves: Balance at June 30, 2012	1,479	2,667	17,481

Proved developed reserves:
June 30, 2011	-	-	-
June 30, 2012	18	51	324

Proved undeveloped reserves:
June 30, 2011	-	-	-
June 30, 2012	1,461	2,616	17,157

Proved reserves are estimated quantities of oil and natural gas, which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are included for reserves for which there is a high degree of confidence in their recoverability and they are scheduled to be drilled within the next five years.

Standardized Measure of Discounted Future Net Cash Inflows and Changes Therein

The following table presents a standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas were prepared in accordance with the provisions of ASC 932-235-555 (formerly SFAS 69). Future cash inflows were computed by applying average prices of oil and natural gas for the last 12 months as of June 30, 2012 to estimated future production. Future production and development costs were computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Future income tax expenses were calculated by applying appropriate year-end tax rates to future pretax cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved and tax credits and loss carryforwards relating to oil and natural gas producing activities. Future net cash flows are discounted at the rate of 10% annually to derive the standardized measure of discounted future cash flows.

20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM THE DATE OF INCEPTION (APRIL 13, 2011)

TO JUNE 30, 2011 AND FOR THE YEAR ENDED JUNE 30, 2012

Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of the Company’s oil and natural gas reserves.

	Years Ended June 30,
	2011	2012
	(in thousands)

Future net cash flows	$-	$243,657
Future costs:
Production		49,431
Development		59,436
Income taxes		-
Future net cash flows	-	134,790
10% discount factor		(101,634)
Standardized measure of discounted future net cash flows	$-	$33,156

Estimated future development cost
anticipated for following two years
on existing properties	$-	$21,063

The principal sources of changes in the standardized measure of discounted net cash flows during Period from Inception (April 13, 2011) to June 30, 2011 and the year ended June 30, 2012.

	Years Ended June 30,
	2011	2012
	(in thousands)

Beginning of the year	$-	$-
Sales of oil and gas production during the
period, net of production costs		(931)
Extensions and discoveries		33,587
Purchase of reserves in place	-	500

End of year	$-	$33,156

21